GUARANTEED SUPPLY AGREEMENT
This is a Guaranteed Supply Agreement dated January 1, 2015 between Marathon Petroleum Company LP (“MPC”), a Delaware limited partnership with offices at 539 South Main Street, Findlay, Ohio 45840 and Hardin Street Marine LLC (“HSM”), a Delaware limited liability company with offices at 200 East Hardin Street, Findlay, Ohio 45840.

1.    Definitions. “Product” shall mean Dyed No. 2 Ultra Low Sulfur Diesel with 0-5% Biodiesel “Terminal,” and “Volumes” shall refer to the MPC terminals and the associated quantities (in gallons) listed in the table in Section 3, if applicable. “Month” (capitalized or not) shall mean a calendar month. “Ship From” shall mean the MPC Terminal from which the Product will be made available for pick up by HSM. “Actual Volume” shall mean the amount of Product purchased by HSM from a MPC Terminal during an initial term or any successive one-year renewal term.

2.    Term. The initial term of this Agreement is from January 1, 2015 to December 31, 2015, inclusive. This Agreement shall automatically renew for successive one-year renewal term(s) unless either party gives written notice of non-renewal at least 60 days prior to the end of the initial term or any subsequent one-year renewal term.

3.    Quantity. (A) During any term of this Agreement, HSM shall purchase 90% of the Volumes of each Product at the associated Terminal as shown in the table below. (B) During any Month, MPC shall not guarantee availability of Product for HSM’s purchase in amounts greater than 100% of the Volumes set forth in the table below, prorated monthly. (C) In the event the needs of HSM increase beyond the volumes specified in the table below, HSM shall notify the MPC Regional Office in writing of the additional volume requested at least 30 days prior to lifting. The MPC Regional Office shall assess Product availability, and if the parties mutually agree, shall amend the volumes in the table set forth below.

Terminal	Product	Month	Total Volume
Kenova, WV	No. 2 MV 15 Dyed ULSD	275,000 gallons	3,300,000

4.    Price. The price for any given load of Product shall be:

Terminal	Price
Viney Branch	Wholesale Rack + $0.0050 per Gallon

HSM acknowledges and agrees that MPC may use the Wholesale Reseller Price to manage customer liftings when MPC’s Product supply at the Viney Branch Terminal is limited and HSM waives the right to claim that this method of pricing is unfair, anti-competitive, tortious, or a breach of contract.

5.    Delivery. The Product shall be picked up by HSM at MPC’s Kenova, WV terminal by tow boats or barges. Delivery terms are FOB Kenova, WV terminal.

6.    Remedies. (A) If Buyer does not purchase Product on a ratable basis throughout the initial term or any of the successive one-year renewal term(s) of this Agreement, MPC may reduce Volume for the successive one-year renewal term(s) based on the prior term’s (initial term or any successive one-year renewal term(s)) Actual Volume, prorated monthly, for each successive one-year renewal term that HSM does not purchase 90% of the Volume, of Product. (B) MPC may cancel this Agreement upon 15 days’ advance written notice if, for any two consecutive months, HSM fails to purchase 90% of the Volumes, prorated monthly, at the associated Terminal as shown in the table in Section 3.

7.    General. (A) THE ATTACHED PRODUCT SALES TERMS ARE PART OF THIS AGREEMENT, but the terms herein shall prevail over any conflicting terms in the Product Sales Terms. (B) This Agreement has been executed in two original counterparts. (C) HSM has the right to disclose the terms and conditions contained herein with its agents, employees, directors and officers with a need to know, however these terms and conditions are confidential, and any unauthorized disclosure by HSM without the express written consent of MPC is a material breach of this Agreement.

Marathon Petroleum Company LP By: MPC Investment LLC, its General Partner		Hardin Street Marine LLC
By:	/s/ George P. Shaffner	By:	/s/ Craig O. Pierson
Title:	Sr. Vice President	Title:	Vice President

(Rev. 4/1/14)
PRODUCT SALES TERMS (Marine – FOB Seller Facility)

These terms will apply to any agreement to which they are attached, in which they are incorporated by reference, or which is found on the other side of these terms. In the event of a conflict between that agreement and these terms, that agreement will control. That agreement and these terms are collectively referred to below as the “Agreement”, and the term “Products” refers to the petroleum products sold by Marathon Petroleum Company LP (“Seller”) under this Agreement to the buyer identified in this Agreement (“Buyer”).

1.    Payment. Payment terms are subject to change by Seller at any time. If Seller does not receive payment when due, it may impose a late payment charge not to exceed the maximum amount allowed by law and if the account is placed for collection or suit is filed thereon, Seller will be entitled to attorney fees and court costs. PAYMENTS TENDERED IN FULL SETTLEMENT OF A DISPUTED AMOUNT MUST BE CLEARLY LABELED AS SUCH AND SENT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO: COMMERCIAL CREDIT MANAGER, MARATHON PETROLEUM COMPANY LP, 539 SOUTH MAIN STREET, FINDLAY, OHIO 45840. Seller may set off amounts owed by Buyer to Seller or its subsidiaries or affiliates against amounts owed by Seller to Buyer.

2.    Taxes. Buyer will pay, and indemnify Seller for, all taxes, fees, duties, environmental levies, and other charges (whether imposed on manufacture, processing, use, purchase, sale, resale, delivery, receipt, title transfer, inspection, removal from storage, measurement or passage through a measurement device, receipt of payment, or other activity, and regardless of when imposed) relating to Products, or their raw materials or feedstocks. The sole exception to this obligation is taxes based on or measured by Seller’s net income or worth. Upon account set up, Buyer will promptly furnish Seller with the Buyer’s appropriate state tax registration number(s), its federal identification number and any applicable tax exemption certificates.  Buyer will promptly inform Seller of any changes to its tax registration or exemption status that may occur after account setup.

3.    Delivery. This sale will be F.O.B. the “Ship From” location stated in this Agreement. Title and risk of loss will pass to Buyer at the “Ship From” location as Product passes the barge permanent hose connection. Title and risk of loss will not be affected by Seller’s ownership of the transportation assets, arrangement of shipment, and/or pre-payment or collection of shipment expenses from Buyer. Seller will have no obligation to deliver Product at the “Ship From” location unless Buyer, its agents, and its carriers have entered into, and are in compliance with, agreements governing access to the “Ship From” location.

4.    Quantity and Inspection. Quantities will be determined in order of preference: per down gauge measurement of Seller’s static shore tank taken immediately before and after discharge by a mutually agreed upon licensed petroleum inspector; if Seller’s shore tank(s) is active or in the critical zone during loading, Buyer’s static shore tank(s) up gauge measurement, plus any OBQ (on-board quantity), less any ROBQ (remaining on-board quantity,)  will be used at discharge by a mutually agreed upon licensed petroleum inspector for quantity determination; if both Seller’s and Buyer’s shore tank(s) is active or in the critical zone during loading and unloading, then the quantity shall be determined by a mutually agreed upon licensed petroleum inspector by taking the average of the barge quantities at load and discharge, taking account for VEF (vessel experience factors), OQB and ROBQ or any other means acceptable by both parties. Quantities will be temperature adjusted to 60 degrees Fahrenheit using built in temperatures compensators or ASTM tables. Either party may require that Product quality be determined by a jointly-selected, licensed petroleum inspector, whose findings will be conclusive. Customary inspection costs will be shared equally, but additional services (including additional quality analyses) will be paid for by the party requesting them. For avoidance of doubt, any quality testing by Buyer on parameters not warranted by Seller will not relieve Buyer of its obligation to perform pursuant to this Agreement

5.    Compliance With Laws. Buyer, its agents, and its carriers will comply with all laws, regulations, and standards applicable to the sale, delivery, (including loading, unloading, and/or transloading), transportation, storage, use, and disposition of Products.

6.    Safety and Health. Material Safety Data Sheets (MSDS) or Safety Data Sheets (SDS) for Products are available at the following Internet address: http://www.marathonpetroleum.com/brand/products/msds/. Buyer has received Material Safety Data Sheets (or SDS) and other information about the safety and health aspects of Products, will communicate this information to its employees, agents, carriers and customers, and will require them to further communicate this information in a like manner.

7.    Warranties. Seller warrants good title to all Products supplied hereunder at the time of delivery to Buyer and that each Product supplied hereunder will comply with the applicable Seller or attached specifications in effect at the time and place title thereto passes to Buyer. MPC DISCLAIMS ANY AND ALL OTHER WARRANTIES AND REPRESENTATIONS WITH RESPECT TO THE PERFORMANCE OR QUALITY OF PRODUCTS SUPPLIED HEREUNDER INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR BUYER’S PARTICULAR OR INTENDED PURPOSES OR USAGE. Seller will, at its option and its cost (including expense of return and re-delivery), remedy the defect in, replace, or refund the purchase price of, any Product that fails to meet this warranty. THIS IS BUYER’S EXCLUSIVE REMEDY FOR BREACH OF WARRANTY.

8.    Claims. All claims must be in writing. Product quality or quantity claims must be delivered to Seller within 30 days after delivery of the Product, and all other claims by Buyer must be delivered to Seller within 60 days after the event giving rise to the claim. Buyer will preserve, and permit Seller to inspect and sample, the subject Product. ANY LAWSUIT AGAINST SELLER WHICH INVOLVES THIS AGREEMENT OR THE SALE OF PRODUCTS MUST BE BROUGHT WITHIN ONE YEAR AFTER THE CAUSE OF ACTION ACCRUES.

9.    Limitation of Liability. IN NO EVENT WILL SELLER’S LIABILITY FOR DAMAGES (WHETHER ARISING FROM BREACH OF CONTRACT OR WARRANTY, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE) EXCEED THE PURCHASE PRICE OF THE PRODUCT CONCERNED NOR WILL SELLER BE LIABLE FOR PUNITIVE, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.    Force Majeure and Allocation. Neither party will be liable to the other for any delay or failure in performance (other than to make payments when due) to the extent that it is caused by circumstances beyond its reasonable control, or by fire; explosion; flood; earthquake; storm; act of God; mechanical breakdown; sabotage or vandalism; strike or other labor disturbance (Seller will not be required to settle a labor dispute or take an action that might involve it in a labor dispute); shortages of, or delays in obtaining, crude oil, feedstocks, raw materials or finished products, equipment, labor, transportation, or storage; interruption of utility services; or compliance with any law, regulation or order (regardless of validity) of any governmental or military authority. Further, if Seller at any time decides that its Product supply is insufficient to meet the actual or forecasted needs of Seller, its divisions and subsidiaries, and its and their customers (whether under contract or not), Seller may allocate its supply among all of them in any fair and reasonable manner determined by Seller.

11.    Indemnity. Buyer, its employees, workmen, agents, servants, contractors, or Vessel, as defined below, to comply with the terms and conditions of this Agreement; or (iii) any act or failure to act in the handling, loading, unloading, transloading, storage, transportation, resale, or other use, by Buyer or others, of a Product sold under this Agreement. The only exception to this obligation is when Seller’s negligence or intentional misconduct is determined by a court to be the sole cause of the damage. In responding to any third-party claims, Seller may select an attorney and may enter into any settlement without affecting this obligation.

12.    Default. Seller may terminate this Agreement in the event of a material default by Buyer which is not cured within 10 days after notice of default is given. Seller may also terminate this Agreement at once (and Buyer will have no right to cure) if Buyer either fails to pay any amount when due or violates the provisions of paragraph 14 below. The

(Rev. 4/1/14)

right to terminate is in addition to any other remedy that may be available. A waiver of a default in one instance does not extend to any subsequent default.

13.    Export Sales. For any Product that will be exported from the U.S.A. by Buyer or another Party, all export-related requirements are the sole responsibility of Buyer or the Exporter. Seller is not responsible for compliance with U.S. export control laws or requirements in such transactions unless it agrees to assume that responsibility in writing.

Further, no Product received from Seller is intended by Seller to be shipped, either directly or indirectly, to any country, entity, or person or for any end-use that is prohibited under the EAR, OFAC regulations, ITAR or as otherwise prohibited by any applicable law or regulation. Any diversion contrary to U.S. law is strictly prohibited.

For any Product that will be exported from the U.S.A. by Buyer, Seller reserves all rights as a manufacturer under 19 U.S.C. §1313 and related regulations and reserves all rights to claim drawback. Buyer will provide Seller with proof of export satisfactory to Seller, and any other information needed by Seller for the timely and accurate filing of Seller’s claim.

14.    Trademarks. Buyer will not use Seller’s name, trade or service marks, or trade dress in any way with regard to the Products.

15.    General. (A) The sale of Products to Buyer, and this Agreement, will be governed by Ohio law, without giving effect to its principles of conflict of laws provisions and excluding the United Nations Convention on Contracts for the International Sales of Goods. (B) Buyer’s obligations in paragraphs 2, 5, 6, 8, 9, 11, 13 and 14 above will survive termination of this Agreement. (C) The invalidity or unenforceability of any part of this Agreement will not affect the validity or enforceability of its remaining provisions. (D) This Agreement, and any rights or duties under it may not be assigned or delegated by Buyer; any attempted assignment or delegation by Buyer will be void. (E) In the event of a sale or transfer of all or substantially all of Buyer’s equity shares or assets, or a controlling interest in either, by merger, acquisition, exchange, joint venture, or other similar transaction, Seller may, at its sole option, immediately terminate this Agreement. (F) No claim or notice relating to this Agreement to be given to Seller will be valid unless sent by certified mail return receipt requested or by a national overnight courier service to Seller addressed as follows: Manager, Specialties Products Marketing, Marathon Petroleum Company LP, 539 South Main Street, Findlay, Ohio 45840. All notices given by Seller to Buyer may be sent to the addresses shown on the most recent written correspondence sent to Seller by Buyer, or to such addresses as may be requested in writing by Buyer in the future. (G) No amendment or modification of this Agreement will be valid unless made in a writing signed by authorized representatives of both parties. Any attempt by either party, through a job order, purchase order, invoice, or other document, to vary in any degree any of the terms of this Agreement will be deemed immaterial and will be void, unless contained in an amendment executed as specified hereinabove. (H) No failure to exercise or election not to exercise any of a party’s rights hereunder will constitute any waiver or modification of such rights, or be deemed to be a course of performance or dealing, modifying or waiving the parties’ rights, remedies, duties, obligations or liabilities under this Agreement or any part thereof. (I) This Agreement contains the entire agreement of the parties with respect to its subject matter.